Rule 424(b)(3)

Registration No. 333-240270

PROSPECTUS

SRAX, Inc.

15,435,994 SHARES OF CLASS A COMMON STOCK

The selling stockholders named in this prospectus (“Selling Stockholders”) are offering up to 15,435,994 shares of our Class A common stock which are underlying the: (i) August 2019 Series B common stock purchase warrants (“Series B Warrants”), (ii) August 2019 placement agent warrants (“2019 PA Warrants”), (iii) February 2020 term loan warrants (“Loan Warrants”), (iv) June 2020 original issue discount senior secured convertible debentures (“Debentures”), (v) June 2020 warrants (“Debenture Warrants”), and (vi) June 2020 placement agent warrants (“2020 PA Warrants”). Collectively, the Series B Warrants, 2019 PA Warrants, Loan Warrants, Debenture Warrants, and 2020 PA Warrants may be referred to herein as the “Warrants”). The Series B Warrants have an initial exercise price of $4.00 per share (subject to adjustment pursuant to the terms therein), the 2019 PA Warrants have an initial exercise price of $4.50 per share (subject to adjustment pursuant to the terms therein), the Loan Warrants have an exercise price of $3.60 per share (subject to adjustment pursuant to the terms therein), the Debenture Warrants have an initial exercise price of $2.50 per share (subject to adjustment pursuant to the terms therein), the 2020 PA Warrants have an initial exercise price of $3.3625 per share (subject to adjustment pursuant to the terms therein), and the Debentures have an initial conversion price of $2.69 per share (subject to adjustment pursuant to the terms therein). The Debentures, which are convertible in to 6,929,133 shares of our Class A common stock (assuming three (3) full extensions of maturity date by all selling stockholder in exchange for three (3) additions of principal of five percent (5%) each)), mature on December 31, 2021, subject to extension up to June 30, 2022 at the election of the holders. Of the Warrants: (i) 1,027,778 Series B warrants expire on October 1, 2022, (ii) 59,668 2019 PA Warrants expire on August 14, 2024, (iii) 500,000 Loan Warrants expire on October 31, 2022, (iv) 6,440,561 Debenture Warrants expire on October 30, 2022, and (v) 478,854 2020 PA Warrants expire on October 30, 2022. For a further description of the Debentures and Warrants, please see the section of this prospectus entitled “Selling Stockholders.”

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell the shares of Class A common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of Class A common stock being registered pursuant to this prospectus. We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution.”

Our Class A common stock is listed on the NASDAQ Capital Market under the symbol “SRAX” On July 30, 2020 the last reported sale price of our common stock was $2.71 per share.

Our principal executive offices are located at 456 Seaton Street, Los Angeles, CA 90013, telephone number 323-694-9800.

Investing in our Class A common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 4 of this prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 10, 2020

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ABOUT THIS PROSPECTUS

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus to “our company,” “we,” “our,” “SRAX” and “us” refer to SRAX, Inc. and its subsidiaries. Also, any reference to “common share” “Class A common shares” or “common stock,” refers to our $0.001 par value Class A common stock.

This prospectus is part of a registration statement on Form S-3 that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Under this registration process, holders of the Debentures and Warrants may sell or otherwise dispose of up to an aggregate of 15,435,994 shares of our Class A common stock issued to them upon the conversion of the Debentures and exercise of the Warrants.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference” before deciding whether to invest in any of the Common Stock being offered. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and the documents incorporated by reference herein and therein are accurate only as of the date such information is presented or in any applicable prospectus supplement. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

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FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”.

Such statements in connection with any discussion of future operations or financial performance are identified by the use of words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. Forward-looking statements include, but are not limited to, statements about: our business, operations, financial performance and condition, earnings, our prospects, our ability to raise capital to fund our operations and business plan, the continued listing of our securities on the NASDAQ Capital Market as well as regarding our industry generally. Forward–looking statements are not guarantees of performance. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. For a summary of such factors, please refer to the section entitled “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

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OUR BUSINESS

We are a data technology company offering tools and services to identify and reach consumers for the purpose of marketing and advertising communication. Our technologies assist our clients in: (i) identifying their core consumers and such consumers’ characteristics across various channels in order to discover new and measurable opportunities maximize profits associated with advertising campaigns and (ii) gaining insight into the activities of their customers.

We derive our revenues from the:

●	Sale and licensing of our proprietary SaaS platform, Sequire;

●	Sales of proprietary consumer data; and

●	Sales of digital advertising campaigns.

Sales of Advertising Campaigns.

We provide services and data that allow our customers to enhance their data analytics and thereby better address their marketing needs. Our products and services support and assist our customers to optimize data management, audience recognition, multi-channel and omnichannel media services, and marketing services and campaigns. These tools also assist our customers to drive online and traditional retail sales.

Our solutions allow for the analysis of multiple layers of data to build and scale audience profiles that can be targeted with digital media.

Key features of our platforms:

●	Access to consumers who have joined our proprietary platforms and opted in to be marketed to. We provide proprietary data on these consumers which we believe is more reliable.

●	The discovery of new avenues through which customers are able to reach the higher-performing audiences / customers by leveraging machine learning capabilities.

●	The use of our proprietary platform in order to allow marketers to unlock shopper profiles built from location, web browsing, purchase history, social behavior and other analytics.

●	The use of customized audience creation tools.

Sale and licensing of SaaS platform Sequire

Our software as a service solution, Sequire (“Sequire”), enables companies to analyze and evaluate their shareholder base through the tracking of holdings, the management of investor contact information and identification of trends in the purchase and sale of issuer’s securities, if applicable. Once the investors are identified, our platform provides tools to communicate with these investors.

Sequire provides the following:

●	Insight into investor sentiment by analyzing buying and selling trends of an issuer’s shareholder base.

●	Communication points with an issuer’s investors, such as emails, phone number, social media accounts and address of record.

●	Engaging current and potential shareholders through real-time targeted cross-device omni-channel informational campaigns regarding an issuer’s products and services.

●	Assisting issuers in managing and monitoring the return of investment achieved from investor relations and corporate communication initiatives.

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Sales of proprietary consumer data.

In 2019 we launched our BIGToken consumer data management platform, where consumers are rewarded for providing and verifying their data and completing activities within the platform. Our business is currently based on a platform of registered users, developed as a direct to consumer data marketplace, providing advertisers and marketers highly accurate, informed consent-based research and ad targeting data. We believe that the information gathered through the BIGToken platform will, upon reaching critical mass, be significantly more valuable than information that is gathered and validated through other means without the specific knowledge and consent of the data provider.

Our strategy is to develop an opt-in first party data set (CCPA and GDPR compliant) which we believe will uniquely position SRAX to capitalize on the rapidly evolving data marketplace. We are currently focused on increasing registered users on the platform, and effectively segment, and eventually monetizing on the data our users provide and the insight we derive therefrom. As part of this strategy, we continue to explore partnership opportunities that would allow us to leverage the capabilities of the BIGToken platform to effectively grow the platform and increase and enhance our user experience and user rewards / compensation.

Examples of how we plan to use BIGToken and the proprietary consumer data derived therefrom include:

●	User surveys and the sale of such information received from the surveys.

●	The creation and management of targeted rewards and loyalty programs.

●	Assisting our customers in conducting market research based on analytics received from users of the BIGToken platform.

●	Identification of specific audiences for our customers and creation of targeted questions, surveys and data analytics geared toward our customers’ products / industries. Additionally, if we are unable to scale the needed information for a customer’s target audience, we may utilize our proprietary analytics to gain insight to further focus and refine user segments that need to be targeted in order to optimize data and media spend.

●	The use of Lightning Insights that allow our customers to conduct research around specific audience groups through both long and short research studies.

●	The creation of customized loyalty programs that utilize rewards to drive consumer purchasing habits.

Corporate Information

We were organized in August 2009 as a California limited liability company under the name Social Reality, LLC, and we converted to a Delaware corporation effective January 1, 2012 at which time we changed or name to Social Reality, Inc. On August 15, 2019 we formally changed our name to SRAX, Inc.

Other information about SRAX can be found on our website www.srax.com. Reference in this document to that website address does not constitute incorporation by reference of the information contained on the website.

RISK FACTORS

An investment in our Class A common stock involves a significant degree of risk. You should not invest in our Class A common stock unless you can afford to lose your entire investment. You should consider carefully the risk factors and other information contained in in our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which are on file with the SEC and are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. There will be no proceeds to us from the sale of the shares in this offering. In the event the Warrants are exercised for cash, we will receive approximately $23,891,167.08, assuming the initial exercise prices are not adjusted pursuant to the terms thereunder. We will not receive any cash upon conversion of the Debentures. We will use the proceeds received from the exercise of the Warrants, if any, for general corporate purposes.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the Selling Stockholders to offer and sell the securities to the public. The Selling Stockholders may offer for resale some or all of their securities at the time and price that they choose pursuant to the Plan of Distribution. On any given day, the price of our common shares will be based on the market price for our Class A common shares, as quoted on the NASDAQ Capital Market under the symbol “SRAX”.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, by the Selling Stockholders, of up to 15,435,994 Class A common shares which are issuable upon (i) the exercise of 1,027,778 Series B Warrants which have an initial exercise price of $4.00 per share (subject to adjustment pursuant to the terms therein), (ii) the exercise of 59,668 2019 PA Warrants which have an initial exercise price of $4.50 per share (subject to adjustment pursuant to the terms therein), (iii) the exercise of 500,000 Loan Warrants which have an initial exercise price of $3.60 per share (subject to adjustment pursuant to the terms therein), (iv) the conversion of 6,929,133 shares underlying Debentures (assuming three (3) full extensions of maturity date by selling stockholder in exchange for three (3) additions of principal of five percent (5%) each) which have an initial conversion price of $2.69 per share (subject to adjustment pursuant to the terms therein), (v) the exercise of 6,440,561 Debenture Warrants which have an initial exercise price of $2.50 per share, and (vi) the exercise of 478,854 2020 PA Warrants which have an initial exercise price of $3.3625 per share (subject to adjustment pursuant to the terms therein). The Series B Warrants and 2019 PA Warrants were issued in a private placement on August 14, 2019 (“August 2019 Offering”). The Loan Warrants were issued in a private placement on February 28, 2020 (“February 2020 Offering”). The Debentures, Debenture Warrants, and 2020 PA Warrants were issued in a private placement on June 30, 2020 (“June 2020 Offering”).

The Selling Stockholders may exercise their respective Warrants or convert their Debentures at any time in their sole discretion. The Selling Stockholders may exercise their Series B Warrants and 2019 PA Warrants, beginning six (6) months from the date of their issuance or as of February 14, 2020.

August 2019 Offering

In August of 2019 we completed a registered direct offering of 1,525,000 shares of Class A common stock and 965,500 Class A common stock purchase warrants result in net proceeds of approximately $4.95 million. Concurrently, we completed a private placement to the investor in the registered direct offering of Series B Warrants to purchase an aggregate of 1,525,000 shares of Common Stock. The Series B Warrants have an exercise price of $4.00 per share and expire on October 1, 2022. In connection with the registered direct offering and private placement we issued an aggregate of 59,668 2019 PA Warrants. The 2019 PA Warrants have substantially the same terms as the Series B Warrants, except that the exercise price of the 2019 PA Warrants is $4.50 per share and they have a term of four (4) year term beginning one (1) year after issuance. Pursuant to this prospectus we are registering for resale the shares underlying the Series B Warrants and 2019 PA Warrants. We are registering (i) 1,027,778 shares underlying Series B Warrants and (ii) all 59,668 2019 PA Warrants

February 2020 Offering

In February of 2020 entered into a term loan and security agreement (“Loan Agreement”) with BRF Finance Co., LLC, an affiliate of B. Riley Financial, Inc. (“Lender). Pursuant to the Loan Agreement we borrowed an initial $2,500,000 on February 28, 2020. Pursuant to the Loan Agreement, we issued to Lender the Loan Warrant to purchase 500,000 shares of Common Stock. The Loan Warrant has an exercise price of $3.60 and expires on October 31, 2022. The Loan Warrant allows for cashless exercise in the event it is not subject to a registration statement on the six (6) month anniversary of its issuances. Pursuant to this prospectus we are registering for resale the shares underlying the Loan Warrants. We are registering all 500,000 shares underlying the Loan Warrant.

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June 2020 Offering

In June of 2020 we issued an aggregate of: (i) $16,101,388 in principal amount of Debentures and (ii) 6,440,561 Debenture Warrants. The Debentures are convertible at the option of the holder into shares Common Stock at an initial conversion price of $2.69 per share, subject to adjustment in the event of (i) stock splits and dividends, (ii) subsequent rights offerings, (iii) pro-rata distributions, and (iv) certain fundamental transactions, including but not limited to the sale of the Company, business combinations, and reorganizations. The Debentures do not have any price protection or price reset provisions with respect to future issuances of securities. The Debenture Warrants are initially exercisable at 2.50 per share and, are subject to cashless exercise after six months if the shares underlying the Debenture Warrants are not subject to an effective resale registration statement. The Debenture Warrants are also subject to adjustment in the event of (i) stock splits and dividends, (ii) subsequent rights offerings, (iii) pro-rata distributions, and (iv) certain fundamental transactions, including but not limited to the sale of the Company, business combinations, and reorganizations. The Debenture Warrants do not have any price protection or price reset provisions with respect to future issuances of securities. In connection with this transaction, we issue to our placement agent an aggregate of 478,854, 2020 PA Warrants. The 2020 PA Warrants are substantially similar to the Debenture Warrants, except that the 2020 PA Warrants have an exercise price of $3.3625 per share. We are registering all (i) 6,929,133 shares underlying the Debentures, (ii) 6,440,561 Debenture Warrants, and (iii) 478,854 2020 PA Warrants.

In connection with the June 2020 Offering we entered into registration rights agreements with the investors who participated. In accordance with the terms of the registration rights agreement with the selling stockholders, we are including the shares issuable upon conversion or exercise of the Debentures, Debenture Warrants and 2020 PA Warrants in this prospectus.

This registration statement generally covers the resale of the sum of the number of shares of Common Stock underlying Debentures and Warrants (specifically those sold in the June 2020 Offering are subject to a registration rights agreement requiring registration) issued in the August 2019 Offering, February 2020 Offering, and June 2020 Offering as of the trading day immediately preceding the applicable date of determination and all subject to adjustment, without regard to any limitations on the exercise of the Warrants.

Set forth below is information, to the extent known to us, setting forth the name of each Selling Stockholder and the amount and percentage of Class A common stock owned by each (including Class A common shares that can be acquired on the exercise of outstanding warrants) prior to the offering, the Class A common shares to be sold in the offering, and the amount and percentage of common stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants or upon conversion of outstanding debentures) after the offering assuming all shares are sold. The footnotes provide information about persons who have voting and dispositive power for the Selling Stockholders and about transactions between the Selling Stockholders and the Company, if any.

The Selling Stockholders may sell all or some of the shares of Class A common stock they are offering and may sell shares of our Class A common stock otherwise than pursuant to this prospectus. The table below assumes that each selling stockholder exercises all of its Warrants or converts all of its Debentures, and sells all of the Class A common shares issued upon exercise or conversion thereof, and that each Selling Stockholder sells all of the Class A common shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional Class A common shares. We are unable to determine the exact number of Class A shares that will actually be sold or when or if these sales will occur.

Unless otherwise stated below in the footnotes, to our knowledge, no Selling Stockholder nor any affiliate of such stockholder: (i) has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer.

We may amend or supplement this prospectus from time to time in the future to update or change this list and Class A common shares which may be resold.

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The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of Class A common stock by each of the Selling Stockholders. The total number of Class A common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations, recapitalizations with regard to the Class A common stock underlying the Warrants, as applicable.

	Class A Common Shares Owned Before Sale (1)					Class A Common Shares Owned After Sale (2)
	Held Outright	Convertible Securities	Amount	% of class	Shares being registered	Amount	% of Class
Anson Investments Master Fund LP (3)	-	3,317,477	3,317,477	19.01%	3,150,810	166,667	*
Robert Ainbinder (4)	-	8,800	8,800	0.06%	8,800	-	*
Craig Kaufman (5)	-	16,924	16,924	0.12%	4,924	12,000	*
Madison REI Inc. FBO TRUSTMAN (6)	-	16,110	16,110	0.11%	16,110	-	*
WestPark Capital, Inc. (7)	-	61,135	61,135	0.43%	29,834	31,301	*
BRF Finance Co., LLC (8)	-	500,000	500,000	3.42%	500,000	-	*
Anson East Master Fund LP (9)		707,677	707,677	4.77%	707,677	-	*
Iroquois Master Fund Ltd. (10)		1,203,053	1,203,053	7.84%	1,203,053	-	*
Iroquois Capital Investment Group LLC (11)		1,627,655	1,627,655	10.33%	1,627,655	-	*
V4 Global LLC (12)		309,784	309,784	2.14%	309,784	-	*
RedDiamond Partners LLC (13)	38,200	974,960	1,013,160	6.71%	974,960	38,200	*
Newtown Road 130 Holdings LLC (14)		188,713	188,713	1.32%	188,713	-	*
The Special Equities Opportunity Fund LLC (15)		445,064	445,064	3.05%	445,064	-	*
Hudson Bay Master Fund Ltd (16)		1,887,142	1,887,142	11.78%	1,887,142	-	*
CVI Investments, Inc. (17)		943,570	943,570	6.26%	943,570	-	*
ATW Master Fund II, L.P. (18)		3,887,772	3,887,772	21.57%	2,830,717	1,057,055	5.87%
Silvestre Law Group, P.C. (19)	241,000	128,327	369,327	2.59%	128,327	241,000	1.69%
Andrew Arno (20)		100,000	100,000	0.70%	100,000	-
Bradley Woods & Co. Ltd. (21)		50,758	50,758	0.36%	50,758	-	*
Jonathan Schechter (22)		100,000	100,000	0.70%	100,000	-	*
Joseph Reda (23)	100,000	175,000	275,000	1.92%	175,000	100,000	*
Linda Mackay (24)		25,000	25,000	0.18%	25,000	-	*
Michael Scrobe (25)		14,048	14,048	0.10%	14,048	-	*
Timothy Tyler Berry (26)	12,500	14,048	26,548	0.19%	14,048	12,500	*
	391,700	16,703,017	17,094,717	55.44%	15,435,994	1,658,723	5.38%

*	Represents less than 1%

**	Unless otherwise stated, the individual(s) with voting and dispositive control of securities offered on behalf of trusts or custodial accounts is the individual or entity referenced in the name of such accounts.

(1)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any Class A common shares (“Common Shares”) as to which a shareholder has sole or shared voting power or investment power, and also any Common Shares which the shareholder has the right to acquire within 60 days, including upon exercise of Common Shares warrants. There were 14,134,152 Common Shares outstanding as of June 30, 2020. All shares referenced below are Common Shares.

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(2)	Includes the sale of all Common Shares registered herein.

(3)	The shares being registered include (i) 1,027,778 shares underlying Series B Warrants pursuant to our August 2019 Offering, (ii) 1,100,308 shares underlying Debentures pursuant to our June 2020 Offering (assuming three (3) full extensions of maturity date by selling stockholder in exchange for three (3) additions of principal of five percent (5%) each), and (iii) 1,022,724 shares underlying Debenture Warrants pursuant to our June 2020 Offering. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(4)	The shares being registered include 8,800 shares underlying 2019 PA Warrants issued pursuant to our August 2019 Offering. Mr. Ainbinder is an associated person of West Park Capital, Inc., a registered broker-dealer.

(5)	The shares being registered include 4,924 shares underlying 2019 PA Warrants issued pursuant to our August 2019 Offering. Mr. Kaufman is an associated person of West Park Capital, Inc., a registered broker-dealer.

(6)	The shares being registered include 16,110 shares underlying 2019 PA Warrants issued pursuant to our August 2019 Offering. Todd Allen Rustman has voting and dispositive control with respect to the securities being offered. Mr. Trustman is an associated person of Clarity Capital Partners, a registered broker-dealer.

(7)	The shares being registered include 29,834 shares underlying 2019 PA Warrants issued pursuant to our August 2019 Offering. WestPark Capital, Inc. is a registered broker-dealer. Richard A. Rappaport has dispositive control with respect to the securities being offered. Mr. Rappaport is an associated person of WestPark Capital, Inc., a registered broker-dealer.

(8)	The shares being registered include 500,000 shares underlying Loan Warrants issued pursuant to our February 2020 Offering. Phil Ahn has dispositive control with respect to the securities being offered. The selling shareholder is an associated person of B Riley FBR, Inc., a registered broker-dealer.

(9)	The shares being registered include (i) 366,769 shares underlying Debentures issued pursuant to our June 2020 Offering (assuming three (3) full extensions of maturity date by selling stockholder in exchange for three (3) additions of principal of five percent (5%) each), and (ii) 340,908 shares underlying Debenture Warrants pursuant to our June 2020 Offering. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(10)	The shares being registered include (i) 623,509 shares underlying Debentures issued pursuant to our June 2020 Offering (assuming three (3) full extensions of maturity date by selling stockholder in exchange for three (3) additions of principal of five percent (5%) each), and (ii) 579,544 shares underlying Debenture Warrants pursuant to our June 2020 Offering. Richard Abbe has dispositive control with respect to the securities being offered.

(11)	The shares being registered include (i) 843,567 shares underlying Debentures issued pursuant to our June 2020 Offering (assuming three (3) full extensions of maturity date by selling stockholder in exchange for three (3) additions of principal of five percent (5%) each), and (ii) 784,088 shares underlying Debenture Warrants pursuant to our June 2020 Offering . Richard Abbe has dispositive control with respect to the securities being offered.

(12)	The shares being registered include (i) 160,548 shares underlying Debentures issued pursuant to our June 2020 Offering (assuming three (3) full extensions of maturity date by selling stockholder in exchange for three (3) additions of principal of five percent (5%) each), and (ii) 149,236 shares underlying Debenture Warrants pursuant to our June 2020 Offering. Scott Cohen has dispositive control with respect to the securities being offered.

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(13)	The shares being registered include (i) 505,294 shares underlying Debentures issued pursuant to our June 2020 Offering (assuming three (3) full extensions of maturity date by selling stockholder in exchange for three (3) additions of principal of five percent (5%) each), and (ii) 469,666 shares underlying Debenture Warrants pursuant to our June 2020 Offering. Neil Rock has dispositive control with respect to the securities being offered.

(14)	The shares being registered include (i) 97,805 shares underlying Debentures issued pursuant to our June 2020 Offering (assuming three (3) full extensions of maturity date by selling stockholder in exchange for three (3) additions of principal of five percent (5%) each), and (ii) 90,908 shares underlying Debenture Warrants pursuant to our June 2020 Offering. John P Gutfreund has dispositive control with respect to the securities being offered.

(15)	The shares being registered include (i) 230,664 shares underlying Debentures issued pursuant to our June 2020 Offering (assuming three (3) full extensions of maturity date by selling stockholder in exchange for three (3) additions of principal of five percent (5%) each), and (ii) 214,400 shares underlying Debenture Warrants pursuant to our June 2020 Offering. The selling shareholder is an affiliate of a broker-dealer. Jonathan Schechter, Joseph Reda, and Andrew Amo have dispositive control with respect to the securities being offered.

(16)	The shares being registered include (i) 978,054 shares underlying Debentures issued pursuant to our June 2020 Offering (assuming three (3) full extensions of maturity date by selling stockholder in exchange for three (3) additions of principal of five percent (5%) each), and (ii) 909,088 shares underlying Debenture Warrants pursuant to our June 2020 Offering. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(17)	The shares being registered include (i) 489,026 shares underlying Debentures issued pursuant to our June 2020 Offering (assuming three (3) full extensions of maturity date by selling stockholder in exchange for three (3) additions of principal of five percent (5%) each), and (ii) 454,544 shares underlying Debenture Warrants pursuant to our June 2020 Offering. Heights Capital Management. Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of Shares purchased by the Investor in this Offering.

(18)	The shares being registered include (i) 1,467,081 shares underlying Debentures issued pursuant to our June 2020 Offering (assuming three (3) full extensions of maturity date by selling stockholder in exchange for three (3) additions of principal of five percent (5%) each), and (ii) 1,363,636 shares underlying Debenture Warrants pursuant to our June 2020 Offering. Antonio Ruiz-Gimenez has dispositive control with respect to the securities being offered.

(19)	The shares being registered include (i) 66,508 shares underlying Debentures issued pursuant to our June 2020 Offering (assuming three (3) full extensions of maturity date by selling stockholder in exchange for three (3) additions of principal of five percent (5%) each), and (ii) 61,819 shares underlying Debenture Warrants pursuant to our June 2020 Offering. Raul Silvestre has dispositive control with respect to the securities being offered.

(20)	The shares being registered include 100,000 shares underlying 2020 PA Warrants issued pursuant to our June 2020 Offering. Mr. Amo is an associated person of Bradley Woods & Co Ltd., a registered broker-dealer.

(21)	The shares being registered include 50,758 shares underlying 2020 PA Warrants issued pursuant to our June 2020 Offering. Daniel Ripp has dispositive control with respect to the securities being offered. Bradley Woods & Co. Ltd. Is a registered broker-dealer.

(22)	The shares being registered include 100,000 shares underlying 2020 PA Warrants issued pursuant to our June 2020 Offering. Mr. Schechter is an associated person of Bradley Woods & Co Ltd., a registered broker-dealer.

(23)	The shares being registered include 175,000 shares underlying 2020 PA Warrants issued pursuant to our June 2020 Offering. Mr. Reda is an associated person of Bradley Woods & Co Ltd., a registered broker-dealer.

(24)	The shares being registered include 25,000 shares underlying 2020 PA Warrants issued pursuant to our June 2020 Offering. Ms. Mackay is an associated person of Bradley Woods & Co Ltd., a registered broker-dealer.

(25)	The shares being registered include 14,048 shares underlying 2020 PA Warrants issued pursuant to our June 2020 Offering. Mr. Scrobe is an associated person of Bradley Woods & Co Ltd., a registered broker-dealer.

(26)	The shares being registered include 14,048 shares underlying 2020 PA Warrants issued pursuant to our June 2020 Offering. Mr. Berry is an associated person of Bradley Woods & Co Ltd., a registered broker-dealer.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and bylaws. For more detailed information, please see our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Our certificate of incorporation provides that we will have one class of common stock: Class A common stock, which has one vote per share. The rights of the class A common stock are discussed in greater detail below.

Our authorized capital stock consists of 300,000,000 shares, each with a par value of $0.001 per share, of which:

●	250,000,000 shares are designated as Class A common stock; and

●	50,000,000 shares are designated as preferred stock.

As of June 30, 2020, we had 14,134,152 shares of Class A common stock outstanding and no preferred stock outstanding.

Common Stock

Voting Rights

Our class A common stock has one vote per share.

We have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of our affairs, holders of Class A common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Other.

Upon the subdivision or combination of the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock

Preferred Stock

Our board of directors will have the authority, without approval by the stockholders, to issue up to a total of 50,000,000 shares of preferred stock in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of SRAX. We have no current plans to issue any shares of preferred stock.

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Debentures

On June 30, 2020, we offered and sold (i) the Debentures, and (ii) the Debenture Warrants pursuant to the June 2020 Offering. Pursuant to the terms of the Debentures, holders of the Debentures upon conversion may receive up to 6,929,133 shares of Common stock.

The Debentures, which mature on December 31, 2021 (subject to the holder’s extension for three (3) separate six month periods), pay interest in cash at the rate of 12.0% per annum commencing on June 30, 2021, with such interest payable quarterly on January 1, April 1, July 1 and October 1, beginning on October 1, 2021. Commencing after the six (6) month anniversary of the issuance of the Debentures, the Company will be required to make amortization payments with each holder having the right to delay such amortization payments by a six (6) month period up to three (3) separate times in exchange for five percent (5%) in principal being added to the balance of such applicable Debenture on each such extension. Accordingly, upon a holder exercising three (3) extensions, such holder’s Debenture will mature and be due and payable on June 30, 2023. Beginning on the date that the first amortization payment is due, and on a monthly basis thereafter, the Company will be required to pay one hundred fifteen percent (115%) of the value of one-twelfth (1/12th) of the outstanding principal plus any additional accrued interest due. The Debentures are convertible into Common Stock at the option of the holder at a conversion price of $2.69 per share, subject to adjustment.

Subject to our compliance with certain equity conditions, (as more fully set forth in the Debentures), upon ten (10) trading days’ notice to the holders, the Company has the right to redeem the Debentures in cash at 115% of their outstanding principal, plus accrued interest. Additionally, in the event that (i) the Company sells or reprices any securities (each, a “Redemption Financing”), or (ii) the Company disposes of assets (except those sold or transferred in the ordinary course of business) (each, an “Asset Sale”), then the Purchasers shall have the right to cause the Company (a) in the event of a Redemption Financing at a price per Common Stock equivalent of $2.50 or less per share, the Purchasers may mandate that 100% of the proceeds be used to redeem the Debentures (b) in the event of a Redemption Financing at a price per Common Stock equivalent of greater than $2.50 per share, the Purchasers may mandate that up to 50% of the proceeds be used to redeem the Debentures, and (c) in the event of an Asset Sale, the Purchasers may mandate that up to 100% of the proceeds be used to redeem the Debentures.

The Debentures also contain certain customary events of default provisions, including, but not limited to, default in payment of principal or interest thereunder, breaches of covenants, agreements, representations or warranties thereunder, the occurrence of an event of default under certain material contracts of the Company, failure to register the shares underlying the Debentures in Warrants (as described below), changes in control of the Company, delisting of its securities from its trading market, and the entering or filing of certain monetary judgments against the Company. Upon the occurrence of any such event of default, the outstanding principal amount of the Debenture plus liquidated damages, interest and other amounts owing in respect thereof through the date of acceleration, shall become, at the Purchaser’s election, immediately due and payable in cash. The Company is also subject to certain negative covenants (unless waived by 67% of the then outstanding Purchasers, and including the lead Purchaser) under the Debentures, including but not limited to, the creation of certain debt obligations, liens on Company assets, amending its charter documents, repayment or repurchase of securities or certain debt of the Company, or the payment of dividends.

The foregoing summary of the Debenture is qualified in its entirety by reference to the full text of the Debenture, a copy of the form of which is attached as Exhibit 4.01 to the Company’s Current Report on Form 8-K that was filed with the SEC on June 30, 2020.

Warrants

On August 14, 2019, pursuant to our August 2019 Offering, as part of the private placement of such August 2019 Offering, we offered and sold (i) Series B Warrants, and we issued (ii) the 2019 PA Warrants. Shares of Common Stock underlying the Series B Warrants and 2019 PA Warrants are being registered hereunder.

On February 28, 2020, pursuant to our February 2020 Offering, we entered into a term loan and security agreement and issued the Loan Warrants.

On June 30, 2020, pursuant to our June 2020 Offering, we offered and sold (i) the Debentures, (ii) the Debenture Warrants and the issued (iii) the 2020 PA Warrants.

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The Selling Stockholders are offering up to (i) 9,157,563 shares of our Class A common stock which are underlying (i) 1,027,778 Series B Warrants, (ii) 59,668 2019 PA Warrants, (iii) 500,000 Loan Warrants, (iv) 6,440,561 Debenture Warrants, and (v) 478,854 2020 PA Warrants. Of the Warrants, the (i) Series B Warrants have an initial exercise price of $4.00 per share (subject to adjustment pursuant to the terms therein) and expire on October 1, 2022, (ii) 2019 PA Warrants have an initial exercise price of $4.50 per share (subject to adjustment pursuant to the terms therein) and expire on August 24, 2024, , (iii) Loan Warrants have an initial exercise price of $3.60 per share (subject to adjustment pursuant to the terms therein) and expire on October 31, 2022, (iv) Debenture Warrants have an initial exercise price of $2.50 per share (subject to adjustment pursuant to the terms therein) and expire on October 30, 20202, and (v) 2020 PA Warrants have an initial exercise price of $3.3625 (subject to adjustment pursuant to the terms therein) and expire on October 30, 2022. The Warrants are subject to cashless exercise after six (6) months from the issuance date if the shares underlying the warrants are not subject to an effective registration statement. The Series B Warrants and 2019 PA Warrants may only be exercised beginning six (6) months after their issuance date, or on or after February 14, 2020.

The exercise price of the Warrants is subject to adjustment upon certain events, including stock splits, stock dividends, subsequent rights offerings, and fundamental transactions. If we fail to timely deliver the shares of our common stock the exercise of a Warrant, we will be subject to certain buy-in provisions. Additionally, the Warrants contained certain beneficial ownership limitations.

The foregoing summary of the Series B Warrants and 2019 PA Warrants are qualified in their entirety by reference to the full text of the Series B Warrants and 2019 PA Warrants, copies of the form of which are attached as Exhibit 4.02 and 4.03 to the Company’s Current Report on Form 8-K that was filed with the SEC on August 14, 2020 and which are incorporated herein in their entirety by reference.

The foregoing summary of the Loan Warrant is qualified in its entirety by reference to the full text of the Loan Warrant, a copy of the form of which is attached as Exhibit 4.02 to the Company’s Current Report on Form 8-K that was filed with the SEC on March 5, 2020.

The foregoing summary of the Debenture Warrants and 2020 PA Warrants are qualified in their entirety by reference to the full text of the Debenture Warrants and 2020 PA Warrants, copies of the form of which are attached as Exhibit 4.02 to the Company’s Current Report on Form 8-K that was filed with the SEC on June 30, 2020 and Exhibit 4.06 to this registration statement.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. In particular, our dual class common stock structure will concentrate ownership of our voting stock in the hands of our founders, board members, and employees. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Special Approval for Change in Control Transactions

In the event a person seeks to acquire us by means of a merger or consolidation transaction, a purchase of all or substantially all of our assets, or an issuance of stock which constitutes 2% or more of our outstanding shares at the time of issuance and which results in any person or group owning more than 50% of our outstanding voting power, then these types of acquisition transactions must be approved by our stockholders at an annual or special meeting. At this meeting, we must obtain the approval of stockholders representing the greater of:

●	A majority of the voting power of our outstanding capital stock; and

●	60% of the voting power of the shares of capital stock present in person or represented by proxy at the stockholder meeting and entitled to vote.

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Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Delaware Anti-Takeover Statute

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

●	Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

●	On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Transfer Online, Inc. 512 SE Salmon Street, Portland, OR 97214, 503-227-2950.

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LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by the Silvestre Law Group, P.C., Westlake Village, California. The Silvestre Law Group, P.C. or its affiliates or principals own: (i) 241,000 shares of our Class A common stock, $154,546 in principal amount of our Debentures and 61,819 Debenture Warrants.

EXPERTS

Our consolidated balance sheets as of December 31, 2019 and 2018 and the related consolidated statement of operations, stockholders’ equity and cash flows for the years ended December 31, 2019 and 2018 included in this prospectus have been audited by RBSM LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus, and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We incorporate by reference into this prospectus the following documents and information filed with the SEC:

●	Our Annual Report on Form 10-K filed with the SEC on May 1, 2020, for the year ended December 31, 2019 and Annual Report on Form 10-K/A (Amendment No.1) filed with the SEC on May 13, 2020 for the year ended December 31, 2019;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended: March 31, 2020, filed on May 1, 2020;

●	Our Current Reports on Forms 8-K filed with the SEC on March 5, 2020, March 27, 2020, April 23, 2020, May 5, 2020, and June 30, 2020 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

●

The description of our Class A common stock and related rights contained in our registration statement on S-1 filed with the SEC on January 24, 2012, including any amendment or report filed for the purpose of updating such description;

We also incorporate by reference into this prospectus all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are made after the date of this prospectus and before the termination of the offering of securities offered by this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any of the documents incorporated by reference into this prospectus, at no cost, by writing or telephoning us at the following address: Corporate Secretary, SRAX, Inc., 456 Seaton Street, Los Angeles, CA 90013, telephone number (323) 694-9800.

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WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may inspect, read and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.srax.com in the “Filings” subsection of the “Investors” menu as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this prospectus, and should not be relied upon in connection with making any investment decision with respect to our securities.

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SRAX, INC.

15,435,994 Class A Shares of Common Stock

August 10, 2020